Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navigator Holdings Ltd.:

We consent to the incorporation by reference in this Registration Statement on Form F-1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated July 18, 2013, except as to Note 10(b), which is as of November 4, 2013, with respect to the consolidated balance sheets of Navigator Holdings Ltd. as of December 31, 2011 and 2012, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for each of the years in the two-year period ended December 31, 2012 included in the Registration Statement on Form F-1 (No. 333-191784) and related prospectus of Navigator Holdings Ltd. for the registration of shares of its common stock, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report contains an explanatory paragraph that refers to Note 2 to the consolidated financial statements and states that Navigator Holdings Ltd. changed its method of accounting for revenue recognition of voyage charters effective April 1, 2013.

/s/ KPMG LLP

London, United Kingdom

November 20, 2013